Exhibit 99.7

ACT TELECONFERENCING, INC.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to instructions regarding the rights offering (the “Rights Offering”) by ACT Teleconferencing, Inc. (the “Company”) to the holders of record of its Common Stock, no par value (“Common Stock”), as of the close of business on January 3, 2006 (the “Record Date”), as described in the Company’s Prospectus dated January 17, 2006 (the “Prospectus”), whereby such holders will receive rights (the “Rights”) to subscribe for and purchase shares of its Series AA Convertible Preferred Stock, initial stated value $100 per share (“Series AA Preferred Stock”). The Rights are described in detail in the Prospectus.

This will instruct you whether to exercise Rights to purchase shares of the Series AA Preferred Stock with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions As to Use of ACT Teleconferencing Subscription Rights Certificates.”

Box 1.	☐	Please DO NOT EXERCISE RIGHTS for shares of Series AA Preferred Stock

Box 2.	☐	Please EXERCISE RIGHTS for shares of Series AA Preferred Stock as set forth below:

	NUMBER OF RIGHTS		SUBSCRIPTION PRICE		PAYMENT
Basic Subscription Right:		X	$100	= $	(Line 1)
Over-Subscription Right:		X	$100	= $	(Line 2)
	Total Payment			= $

	Required				(Sums of Lines 1 and 2: must equal total of amounts in Boxes 3 and 4)

Box 3.	☐	Payment in the following amount is enclosed $___________

Box 4.	☐	Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $_________________
SIGNATURE(S)
Please type of print name(s) below:

Date: __________

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